As filed with the Securities and Exchange Commission June 23, 2006

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UCN, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(801) 320-3300

(Address and telephone number of registrant’s principal offices)

Paul Jarman

14870 Pony Express Road, Bluffdale, Utah 84065

(801) 320-3300

(Name, address and telephone number of agent for service)

Copies to:

Mark E. Lehman, Esq.

Parsons Behle & Latimer

201 South Main Street, Suite 1800, Salt Lake City, UT 84111

Telephone: (801) 532-1234/ Fax: (801) 536-6111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.0001 par value (1)	1,956,527 shares	$2.69	$5,263,058	$563.15
Common Stock $0.0001 par value (2)	1,143,565 shares	$3.00	$3,430,695	$367.08
Common Stock $0.0001 par value (3)	330,000 shares	$2.75	$907,500	$97.10
Total			$9,601,253	$1,027.33

(1)	The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) of Rule 457 under the Securities Act of 1933.

(2)	These shares are registered on behalf of a selling security holder who holds an outstanding convertible term note in the principal amount of $3,379,994.31. The convertible term note is convertible to common stock at the rate of one share for $3.00 of principal and accrued interest, which is higher than $2.69 (the average high bid and low asked prices on June 20, 2006). For purposes of estimating the number of shares issuable on conversion, we assumed two months of accrued interest is outstanding at the time of conversion. The amount registered also includes such additional shares as may be issued as a result of the anti-dilution provisions of the convertible term note in accordance with Rule 416 under the Securities Act of 1933. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

(3)	These shares are registered on behalf of a selling security holder who holds an outstanding warrant to purchase common stock at an exercise price of $2.75 per share, which is higher than $2.69 (the average high bid and low asked prices on June 20, 2006). The amount registered also includes such additional shares as may be issued as a result of the anti-dilution provisions of the warrant in accordance with Rule 416 under the Securities Act of 1933. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: June 23, 2006

Prospectus

UCN, INC.

COMMON STOCK

This prospectus covers 3,430,092 shares of the common stock of UCN, Inc., that may be sold from time to time by the persons listed under the caption “Selling Security Holders,” beginning on page 3. The 3,430,092 shares consist of

•	1,956,527 shares issued in private placements that closed in May 2006,

•	up to 1,143,565 shares issuable at a conversion rate of $3.00 per share upon conversion of principal and interest of a convertible term note in the principal amount of $3,379,994.31 issued to our primary secured lender in May 2006, as part of a term note and revolving credit financing; and

•	330,000 shares issuable at a price of $2.75 per share upon exercise of a warrant issued to our primary secured lender in May 2006.

UCN will benefit from a conversion of the convertible term note to equity. UCN will receive the proceeds from exercise of the warrant, if exercised. UCN will not receive any proceeds or benefit from resale of the shares by the selling security holders.

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “UCNN.” On June 20, 2006, the closing bid price for our common stock was $2.65 per share.

The Securities and Exchange Commission allows us to incorporate information into this prospectus by reference to the information presented in reports previously filed with the Commission, which means that we can disclose important information to you by referring you to those reports. In this prospectus we are incorporating information presented in our:

•	Quarterly report on From 10-Q for the period ended March 31, 2006, filed with the Commission on May 15, 2006;

•	Annual report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 29, 2006; and

•	Current reports on Form 8-K dated May 19, 2006 filed May 24, 2006; dated May 9, 2006 filed May 9, 2006; dated May 1, 2006 filed May 5, 2006; and, dated March 20, 2006 filed March 20, 2006.

Please see “Where You Can Find Information About UCN” on page 3 for instructions on how to locate and obtain a copy of these reports and statements.

See “Item 1A. Risk Factors” beginning on page 12 of our annual report on Form 10-K for the year ended December 31, 2005, and “Item 1A. Risk Factors” beginning on page 21 of our quarterly report on Form 10-Q for the period ended March 31, 2006, for information you should consider before you purchase shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

i

WHERE YOU CAN FIND INFORMATION ABOUT UCN

UCN, Inc., is a Delaware corporation with its principal operations located in Bluffdale, Utah, a suburb of Salt Lake City. The mailing address and telephone number of our executive offices are:

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Telephone (801) 320-3300

We currently file periodic reports pursuant to the Securities Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information, such as proxy statements, are filed electronically with the Securities and Exchange Commission (SEC). The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the reports, proxy statements, and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. By incorporating filed documents by reference we are not incorporating by reference information included in the documents that is furnished to the SEC under certain items of Regulation S-K and Item 2.02 or 7.01 of Form 8-K that is not deemed filed under the Securities Exchange Act of 1934.

This prospectus incorporates by reference the following reports and statements:

•	Quarterly report on From 10-Q for the period ended March 31, 2006, filed with the SEC on May 15, 2006;

•	Annual report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 29, 2006;

•	Current reports on Form 8-K dated May 19, 2006 filed May 24, 2006; dated May 9, 2006 filed May 9, 2006; dated May 1, 2006 filed May 5, 2006; and, dated March 20, 2006 filed March 20, 2006; and

•	Definitive proxy statement for UCN’s 2006 annual meeting of shareholders on June 13, 2006, filed with the SEC on May 12, 2006.

You may obtain a copy of any of these SEC filings without charge by written or oral request directed to Kimm Partridge, our Corporate Secretary, at the address and phone number listed above. Furthermore, the SEC filings are available on our corporate website, free of charge. Our corporate website is http://www.ucn.net.

SELLING SECURITY HOLDERS

The following table sets forth as of June 20, 2006 the name of each of the selling security holders, the number of shares of common stock that each selling security holder owns, the number of shares of common stock owned by each selling security holder that may be offered for sale from time to time by this prospectus, and the percent of our outstanding common stock each selling security holder will continue to hold assuming the sale of all the common stock offered.

Some of the selling security holders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each selling security holder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder. Except as described in the notes to the table, none of the selling security holders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Selling Security Holder	Number Of Shares Owned (1)	Number Of Shares Offered	Percentage Owned After
CCM Master Qualified Fund, Ltd. (2)	1,313,553	1,086,957	0.9
Crestview Capital Master, LLC (3)	869,570	869,570	-0-
ComVest Capital, LLC (4)(5)	1,473,565	1,473,565	-0-

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 25,141,984 shares of common stock outstanding as of June 9, 2006.

(2)	Coghill Capital Management, L.C.C., is the investment manager for CCM Master Qualified Fund, Ltd. Clint D. Coghill is the managing member of Coghill Capital Management. As a result of these relationships, CCM Master Qualified Fund, Coghill Capital Management, and Mr. Coghill may be deemed to have a beneficial interest in shares held by CCM Master Qualified Fund.

(3)	Crestview Capital Partners, LLC is the manager of Crestview Capital Master. Robert Hoyt, Stewart R. Fink, and Daniel I. Warsh are the managing members of Crestview Capital Partners. As a result of these relationships, Crestview Capital Master, Crestview Capital Partners, and Messrs. Hoyt, Fink, and Warsh may be deemed to have a beneficial interest in shares held by Crestview Capital Master.

(4)	In May 2006, UCN entered into a revolving credit and term loan agreement with ComVest Capital LLC. Under the terms of the agreement ComVest loaned $4.5 million to UCN under a convertible term note and established a revolving credit line for UCN up to $7.5 million. The initial borrowings under the convertible term note was $4.5 million, which was paid down by UCN to $3.38 million under the terms of the agreement. The initial advance by ComVest Capital to UCN on May 23, 2006, under the revolving credit line was $5.6 million. The debt obligations are secured by substantially all the assets of UCN. In connection with providing the loans, UCN issued to ComVest Capital a warrant to purchase 330,000 shares at an exercise price of $2.75 per share that expires May 23, 2011. The figure for the number of shares offered by ComVest Capital includes up to 1,143,565 shares issuable on conversion of principal and interest of the convertible term note, and 330,000 shares issuable under the warrant.

(5)	The managing member of ComVest Capital, LLC is ComVest Capital Management LLC, a Delaware limited liability company. The managing member of ComVest Capital Management is ComVest Group Holdings, LLC, a Delaware limited liability company. Michael S. Falk is the Chairman and principal member of ComVest Group Holdings. As a result of these relationships, ComVest Capital, ComVest Capital Management, ComVest Group Holdings, and Mr. Falk may be deemed to have a beneficial interest in shares acquired by ComVest Capital under the convertible term note and the warrant.

The registration agreement we made with CCM Master Qualified Fund and Crestview Capital Master at the time of their investment provides that no later than 45 days following the closing we will file a registration statement under the Securities Act of 1933 to enable the resale of the shares purchased by them, and that we will use all commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing. In the event the registration statement is not declared effective within 90 days following the closing of the private placement, then we may be required to pay a fee to CCM Master Qualified Fund and Crestview Capital Master equal to one percent of the total purchase price of the shares purchased in the private placement on the expiration of the 90-day period plus two percent of that amount per month for each subsequent 30 day period that the registration statement has not been declared effective.

The registration agreement we made with ComVest Capital at the time of closing the revolving credit and term loan agreement provides that no later than 45 days following the closing we will file a registration statement under the Securities Act of 1933 to enable the resale of the shares underlying the convertible term note and warrant issued to ComVest Capital, and that we will use all commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible after filing. In the event the registration statement is not declared effective within 120 days following the closing, then we may be required to pay a fee to ComVest Capital equal to $1,000 for each day after the expiration of the 120-day period that the registration statement is not effective.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 adopted under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon UCN being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon UCN being notified in writing by a selling security holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to UCN that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

UCN has advised each selling security holder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934, and the rules and regulations adopted thereunder, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under this prospectus.

UCN is required to pay all fees and expenses incident to the registration of the shares, but it will not receive any proceeds from the sale of the common stock. UCN has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

DESCRIPTION OF CAPITAL STOCK

UCN’s charter authorizes it to issue up to: (i) 100,000,000 shares of common stock, $0.0001 par value per share; and (ii) 15,000,000 shares of preferred stock, $0.0001 par value per share. As of the date of this prospectus, there are 25,141,984 shares of common stock outstanding, and no shares of preferred stock outstanding. In addition, there are outstanding options and warrants to acquire up to an additional 4,577,381 shares of common stock.

Common stock

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of UCN upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

Preferred stock

The board of directors, without further action by the holders of the common stock, is authorized to classify any shares of our authorized but unissued preferred stock as preferred stock in one or more series. With respect to each series, the board of directors may determine:

•	The number of shares which shall constitute such series;

•	The rate of dividend, if any, payable on shares of such series;

•	Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

•	Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

•	The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of UCN;

•	The sinking fund provisions, if any, for the redemption of shares of such series;

•	The voting rights, if any, of the shares of such series;

•	The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of UCN of any other class or series;

•	Whether the shares of such series are to be preferred over shares of capital stock of UCN of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of UCN, or otherwise; and

•	Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of the Charter.

The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of UCN not approved by the board of directors.

Statutory business combinations provision

UCN is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person becomes an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85 percent or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved at an annual or special meeting by the corporation’s board of directors and by the holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person who is: (i) the owner of 15 percent or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. UCN has not adopted such an amendment to its certificate of incorporation or bylaws.

Limitation on directors’ liabilities

Pursuant to the certificate of incorporation and under Delaware law, directors and executive officers are not liable to UCN or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which these persons may be involved because of their offices with us if they acted in good faith or in a manner reasonably believed to be in or not opposed to our best interests. However, nothing in the certificate of incorporation and bylaws protects or indemnifies a director, officer, employee, or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. To the extent that a director or officer has been successful in defense of any proceeding, our bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Transfer agent

The transfer agent for the common stock is Atlas Stock Transfer Company, Salt Lake City, Utah.

INDEMNIFICATION

Under the certificate of incorporation and bylaws of UCN the board of directors has the authority to indemnify officers and directors to the fullest extent permitted by Delaware law. Further, UCN has separate indemnification agreements with certain of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, or to the extent any of the selling security holders are entitled to indemnification under their agreements with us, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for UCN by Parsons Behle & Latimer, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements and related financial statement schedule for the years ended December 31, 2005 and 2004, incorporated in this registration statement by reference from UCN’s annual report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2003, incorporated in this registration statement by reference from UCN’s annual report on Form 10-K for the year ended December 31, 2005 have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospective investors may rely only on the information contained in this prospectus. Neither UCN nor any selling security holder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

UCN, INC.

3,430,092 Shares

Common Stock

PROSPECTUS

                    , 2006

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$1,028
Printing Fees and Expenses	10,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	30,000
Miscellaneous	3,972
TOTAL	$75,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

UCN’s Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the “DGCL”), no director or officer of UCN shall have any liability to UCN or its stockholders for monetary damages. The DGCL provides that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. UCN’s Charter and Bylaws provide that UCN shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that UCN shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The Charter and Bylaws provide that UCN will indemnify its directors and officers and may indemnify employees or agents of UCN to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with UCN. However, nothing in the Charter or Bylaws of UCN protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director or officer has been successful in defense of any proceeding, our Bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

UCN maintains an officer’s and director’s liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the UCN under certain circumstances, in the event that indemnification payments are made to such officers and directors.

UCN has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to UCN if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a change in control (as defined in the Indemnification Agreements) of UCN, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee.

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The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

In June of 2003 UCN sold promissory notes in the total principal amount of $1,400,000 to 23 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of regulation D. Based on information provided by the investors, UCN believes each investor was an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in UCN. The funds were obtained to fund acquisition of new customer accounts from Touch America and for working capital. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling five percent of the loan proceeds and an additional 1.5 percent of revenues collected monthly from the new customers.

At January 1, 2003, UCN had outstanding shares of Series A 8% Cumulative Convertible Preferred Stock and Series B 8% Cumulative Convertible Preferred Stock. During the first half of 2003, preferred stock dividends amounted to $397,088, which were paid through the issuance of 227,145 shares of common stock to the holders of the preferred stock in August 2003. During the second half of 2003, preferred stock dividends amounted to $476,408, which were paid through the issuance of 171,055 shares of common stock in February 2004. During the first half of 2004, preferred stock dividends amounted to $358,664, which were paid through the issuance of 119,239 shares of common stock to the holders of the preferred stock in August 2004. During the second half of 2004, preferred stock dividends amounted to $313,427, which were paid through the issuance of 103,243 shares of common stock in February 2005. On December 29, 2004, UCN gave notice to holders of its preferred stock that it was redeeming all outstanding shares on January 29, 2005. At that time, there were 1.8 million shares of Series A preferred stock outstanding with a total redemption value of $3.5 million and 397,800 shares of Series B preferred stock outstanding with a total redemption value of $4.0 million. By January 28, 2005 all preferred stockholders had elected to convert their preferred shares to common. Accordingly, all remaining shares of Series A and B preferred stock were converted to a total of 3.7 million shares of UCN common stock. Additional dividends through January 28, 2005 amounted to $37,854, and were paid through the issuance of 13,714 shares of common stock in February 2005. The shares of common stock issued on conversion of the preferred stock were issued in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act of 1933. No commission or other remuneration was paid to any person in connection with the conversion of the preferred stock.

In May and June 2003, UCN issued promissory notes in the aggregate amount of $500,000 to three investors for the purpose of acquiring certain equipment. The 12 percent notes were payable monthly and were secured by the equipment acquired. The notes were convertible to UCN common stock at the rate of $2.00 of principal per share. vFinance Investments, Inc. was paid commissions of $15,000 on the placement of $300,000 of the notes, and U.S. Capital Partners, Inc. was paid commissions of $10,000 on the placement of $200,000 of the notes. The investors were previous investors in the debt and equity securities of UCN, and UCN believed the investors were accredited within the meaning of Rule 501 of Regulation D, so the notes was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In March 2004 UCN sold 3,782,000 shares of common stock at $2.30 per share, or a total of approximately $8.7 million, in a private placement to institutional and accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Net proceeds of the offering after placement fees and expenses were approximately $8.1 million. UCN registered the shares sold in the private placement under the Securities Act of 1933 for resale by the investors in the offering. Roth Capital Partners, LP acted as the placement agent for the offering and received a commission of $488,423 and a warrant to purchase up to 164,125 shares of our common stock at an exercise price of $2.76 per share, which is exercisable during the period beginning September 15, 2004 and ending March 15, 2007.

In May 2004 a noteholder converted his $300,000 promissory note into 150,000 shares of common stock at a conversion price of $2.00 per share. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 or Regulation D promulgated there under. Based on

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information provided by the investor, we believe the investor was an accredited investor within the meaning of Rule 501 of Regulation D.

On January 5, 2005, UCN closed the acquisition of MyACD, Inc., a Utah corporation. In the transaction UCN purchased all of the outstanding capital stock of MyACD from its stockholders. The total capitalized cost was $6.4 million. Part of this was paid through promissory notes issued by UCN to MyACD’s stockholders in the amount of $4.3 million, after imputing interest, along with cash of $427,000. UCN also paid one of the stockholders 562,985 restricted shares of UCN common stock. The shares were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and no commission was paid to any person in connection with the transaction.

In October and November 2005, UCN issued the following stock options:

On October 24, 2005, to Brian S. Moroney, UCN’s newly elected Chief Financial Officer, options to purchase 150,000 shares of common stock at an exercise price of $2.00 per share that vest in equal portions over a term of three years and expire five years after issuance;

On November 8, 2005, compensatory options to officers, directors and employees as follows:

Issuance to Paul Jarman of fully vested options to purchase 150,000 shares of common stock at an exercise price of $2.50 per share over a term of five years, and options to purchase 75,000 additional shares at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments;

Issuance to each of Theodore Stern, Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr., directors of UCN, of fully vested options to purchase 20,000 shares of common stock, or a total of 80,000 shares for all of the named directors, at an exercise price of $2.00 per share exercisable over a term of five years;

Issuance to Steve Barnett as Chairman of the Audit Committee of fully-vested options to purchase 7,500 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years;

Issuance to Paul Koeppe as Chairman of the Compensation Committee of fully-vested options to purchase 5,000 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years; and

Issuance to each of two other employees of options to purchase 25,000 shares of common stock, or a total of 50,000 shares for both employees, at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments.

The foregoing options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, based on the determination by UCN that each of the option recipients had access to all material information regarding UCN and its business and financial condition, and that each of the option recipients has such business experience and background that they can reasonably be considered to be “sophisticated” with respect to the equity interest represented by the options issued to each of them.

In November 2005 UCN sold 1,250,000 shares of common stock and 312,500 common stock purchase warrants at $2.00 per unit (one share and  1/4 warrant), or a total of $2.5 million, in a private placement to institutional and accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Net proceeds of the offering after expenses were approximately $2.45 million. The common stock purchase warrants are exercisable at a price of $2.00 per share and expire November 14, 2010. Roth Capital Partners, LLC acted as the placement agent for the offering and received a commission of $150,000 paid in the form of 75,000 shares of UCN common stock. UCN is registering under the Securities Act of 1933 the foregoing shares, including shares underlying warrants, for resale by the investors and Roth Capital Partners with this Registration Statement.

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In December 2005 UCN sold 950,000 shares of common stock and 237,500 common stock purchase warrants at $2.00 per unit (one share and  1/4 warrant), or a total of $1.9 million, in a private placement to institutional and accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Net proceeds of the offering after expenses were approximately $1.89 million. The common stock purchase warrants are exercisable at a price of $2.00 per share and expire December 22, 2010. Roth Capital Partners, LLC acted as the placement agent for the offering and received a commission of $114,000 paid in the form of 57,000 shares of UCN common stock. The shares were subsequently registered for resale under the Securities Act of 1933.

From January through April of 2006, UCN issued compensatory options to officers and employees as follows:

Issuance to Kevin Childs, an officer, of options to purchase a total of 75,000 shares of common stock at an exercise price of $2.15 per share exercisable over a term of five years that vest in three annual equal installments;

Issuance to each of five employees of options to purchase a total of 25,383 shares of common stock at an exercise price of $2.00 per share exercisable over a term of five years that vest in three annual equal installments;

Issuance to one employee of options to purchase a total of 7,500 shares of common stock at an exercise price of $2.18 per share exercisable over a term of five years that vest in three annual equal installments;

Issuance to one employee of options to purchase a total of 20,000 shares of common stock at an exercise price of $2.15 per share exercisable over a term of five years that vest in three annual equal installments; and

Issuance to one employee of options to purchase a total of 50,000 shares of common stock at an exercise price of $2.26 per share exercisable over a term of five years that vest in three annual equal installments.

The foregoing options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, based on the determination by UCN that each of the option recipients had access to all material information regarding UCN and its business and financial condition, and that each of the option recipients has such business experience and background that they can reasonably be considered to be “sophisticated” with respect to the equity interest represented by the options issued to each of them.

In May 2006, UCN, entered into securities purchase agreements with two institutional and accredited investors for the sale of 1,956,527 common shares at $2.30 per share for cash in the total amount of $4,500,012. UCN agreed to pay a cash fee of $245,000 to Roth Capital Partners, LLC, the placement agent, as compensation for its services, and to reimburse Roth Capital Partners $5,000 of expenses. The securities were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Each investor represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933. UCN is registering under the Securities Act of 1933 the foregoing shares with this Registration Statement.

In May 2006, UCN entered into a revolving credit and term loan agreement with ComVest Capital LLC. Under the terms of the agreement ComVest loaned $4.5 million to UCN under a convertible term note and agreed to loan up to $7.5 million under a revolving credit note. Initial borrowings under the agreement were $4.5 million under the convertible term note and $5.6 million under the revolving credit note. The loan proceeds were used to pay off UCN’s prior revolving credit facility, promissory notes issued in 2005 for acquisitions by UCN, and a capital lease obligation. In connection with the establishment of the loan facility, UCN issued to ComVest a warrant to purchase 330,000 shares of UCN common stock that expires five years from closing and provides for an exercise price equal to $2.75 per share. The securities were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. ComVest Capital represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933. UCN is registering under the Securities Act of 1933 the foregoing shares with this Registration Statement.

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ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Copies of the following documents are included as exhibits hereto pursuant to Item 601 of Regulation S-K.

Exhibit No.	Title of Document
3.1	Certificate of Incorporation, as amended (1)

3.2	Amendment to the Certificate of Incorporation dated June 26, 2004 (1)

3.3	Certificate of Designation of Preferred Stock (2)

3.4	By-Laws (2)

3.5	Series B Preferred Stock Designation (3)

5.1	Opinion on Legality

10.1	Long-Term Stock Incentive Plan (2)

10.2	Form of Stock Option Agreement used prior to June 1999 (4)

10.3	Form of Stock Option Agreement used after June 1999 (4)

10.4	Form of Convertible Notes issued to Edward Dallin Bagley on November 1 and December 2, 2002 (4)

10.5	Amendment dated November 9, 2004 to Convertible Note issued to Edward Dallin Bagley on December 2, 2002 (9)

10.6

Cooperation and Management Agreement between Buyers United and MyACD, Inc., dated October 1, 2003, excluding:

Schedule I - Buyers United Existing Customers;

Schedule II - MyACD Customers;

Schedule III - Enhanced Services Marketing Budget;

Schedule IV - Monthly Budget Payments; and

Schedule V - Revised Wholesale Services Agreement Pricing (5)

10.7

Purchase Option Agreement between Buyers United, Michael L. Shelton and David O. Peterson dated October 1, 2003, excluding:

Exhibit A - Form of Term Note;

Exhibit B - Form of Security and Pledge Agreement;

Exhibit C - Form of Term Note;

Exhibit D - Form of Security and Pledge Agreement;

Exhibit E - Form of Employment Agreement;

Exhibit F - Form of Stock Option Grant; and

Exhibit G - Form of Employment Agreement (5)

10.8	Form of Securities Purchase Agreement dated March 10, 2004 (6)

10.9	Form of Registration Rights Agreement dated March 10, 2004 (6)

10.10	Warrant issued to Roth Capital Partners, LLC (7)

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Exhibit No.	Title of Document
10.11

Purchase Option Exercise and Agreement on Related Matters between UCN, Inc., MyACD, Inc., Michael L. Shelton, and David O. Peterson dated September 30, 2004 Excluding:

Exhibit A - Form of Shelton Term Note;

Exhibit B - Form of Peterson Term Note; and

Exhibit C - Schedule IV - Monthly Budget Payments (8)

10.12	Promissory Note Dated January 5, 2005 issued to Michael Shelton (9)

10.13	Promissory Noted dated January 5, 2005 issued to David Peterson (9)

10.14	License and Transfer Agreement dated October 1, 2003 between Ion Group L.C. And MyACD, Inc. (9)

10.15	2005 Employee Stock Purchase Plan (9)

10.16	Note issued to Bomoseen Associates, LP (which is owned and controlled by Theodore Stern) dated July 5, 2003 (9)

10.17

Asset Purchase Agreement, May 1, 2005, between UCN, Inc. and

Telephone Electronics Corporation, a Mississippi corporation

Transtel Communications, Inc., a Delaware corporation,

Tel-America of Salt Lake City, Inc., a Utah corporation,

Extelcom, Inc., a Utah corporation,

Communication Recovery Services, Inc., a Utah corporation, and

National Network Corporation, a Colorado corporation. (10)

Excluding:

Sellers’ Schedules

Exhibit A - Term Note

Exhibit B - Security Agreement

Exhibit C - General Assignment and Bill of Sale

Exhibit D - Assumption of Liabilities

Exhibit E - Management Agreement

Annex I - Allocation of Purchase Price

10.18	Term Note for $2,150,000 dated May 1, 2005 (10)

10.19	Security Agreement dated May 1, 2005 (10)

10.20	General Assignment and Bill of Sale dated May 1, 2005, excluding the Schedules thereto (10)

10.21	Assumption of Liabilities dated May 1, 2005, excluding the Schedules thereto (10)

10.22	Management Agreement dated May 1, 2005 (10)

10.23	Form of Securities Purchase Agreement dated November 14, 2005 (11)

10.24	Form of Registration Rights Agreement dated November 14, 2005 (11)

10.25	Form of Warrant dated November 14, 2005 (11)

10.26	Revolving Credit and Security Agreement dated November 11, 2005, between UCN, Inc., and CapitalSource Finance LLC (12)

10.27	Form of Securities Purchase Agreement dated December 22, 2005 (13)

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Exhibit No.	Title of Document
10.28	Form of Registration Rights Agreement dated December 22, 2005 (13)

10.29	Form of Warrant dated December 22, 2005 (13)

10.30	First Amendment to Revolving Credit and Security Agreement and Related Documents dated February 14, 2006, between UCN and CapitalSource Finance LLC (14)

10.31	Revolving Credit and Term Loan Agreement between UCN and ComVest dated May 5, 2006 (15)

10.32	Form of Revolving Credit Note - UCN/ ComVest (15)

10.33	Form of Convertible Term Loan - UCN/ ComVest (15)

10.34	Form of Collateral Agreement - UCN/ ComVest (15)

10.35	Form of Guaranty Agreement - UCN/ ComVest (15)

10.36	Form of Warrant - UCN/ ComVest (15)

10.37	Form of Registration Rights Agreement - UCN/ ComVest (15)

10.38	Form of Securities Purchase Agreement for May 2006 Offering (16)

10.39	Form of Registration Rights Agreement for May 2006 Offering (16)

13.1	SEC Filings (17)

16.1	Letter from Crowe Chizek and Company LLC dated July 23, 2004 (18)

23.1	Consent of Parsons Behle & Latimer (19)

23.2	Consent of Independent Registered Public Accounting Firm of Deloitte & Touche LLP

23.3	Consent of Independent Registered Public Accounting Firm of Crowe Chizek and Company LLC

(1)	These document were filed as exhibits to the annual report on Form 10-KSB for 2003 filed by UCN with the Securities and Exchange Commission on March 30, 2004, and are incorporated herein by this reference.

(2)	These documents were filed as exhibits to the Registration Statement on Form 10-SB filed by UCN with the Securities and Exchange Commission on August 3, 1999, and are incorporated herein by this reference.

(3)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2000 filed by UCN with the Securities and Exchange Commission on April 10, 2001, and are incorporated herein by this reference.

(4)	These documents were filed as exhibits to the Registration Statement on Form SB-2, File No. 108655, initially filed by UCN with the Securities and Exchange Commission on September 9, 2003, and are incorporated herein by this reference.

(5)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2002 filed by UCN with the Securities and Exchange Commission on April 14, 2003, and are incorporated herein by this reference.

(6)	This document was filed as an exhibit to the quarterly report on Form 10-QSB for June 30, 2003 filed by UCN with the Securities and Exchange Commission on August 14, 2003, and is incorporated herein by this reference.

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(5)	These documents were filed as exhibits to the quarterly report on Form 10-QSB for September 30, 2003 filed by UCN with the Securities and Exchange Commission on November 14, 2003, and are incorporated herein by this reference.

(6)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on March 17, 2004, and are incorporated herein by this reference.

(7)	This document was filed as an exhibit to the Registration Statement on Form S-2, File No. 114302, filed by UCN with the Securities and Exchange Commission on April 8, 2004, and is incorporated herein by this reference.

(8)	This document was filed as an exhibit to UCN’s current report on Form 8-K dated September 29, 2004 filed with the Securities and Exchange Commission on October 4, 2004, and is incorporated herein by this reference.

(9)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2004 filed by UCN with the Securities and Exchange Commission on March 30, 2005, and are incorporated herein by this reference.

(10)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on July 7, 2005, and are incorporated herein by this reference.

(11)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on November 15, 2005, and are incorporated herein by this reference.

(12)	This document was filed as an exhibit to the quarterly report on Form 10-Q filed by UCN with the Securities and Exchange Commission on November 14, 2005, and is incorporated herein by this reference.

(13)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on December 23, 2005, and are incorporated herein by this reference.

(14)	This document was filed as an exhibit to the annual report on Form 10-K for 2005 filed by UCN with the Securities and Exchange Commission on March 29, 2006, and is incorporated herein by this reference.

(15)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on May 5, 2006, and are incorporated herein by this reference. Each of the form documents were signed and exchanged by UCN and ComVest Capital on May 23, 2006.

(16)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on May 23, 2006, and are incorporated herein by this reference. UCN entered into the Securities Purchase Agreement and Registration Rights Agreement pertaining to the purchase of 1,086,957 shares with CCM Master Qualified Fund, Ltd. on May 19, 2006, and with Crestview Capital Master, LLC pertaining to the purchase of 869,570 shares on May 22, 2006.

(17)	Each of the following UCN reports and filings, which are described under the caption “Where You Can Find Information About UCN” in the prospectus, is incorporated herein by this reference:

(a)	Quarterly report on From 10-Q for the period ended March 31, 2006, filed with the Commission on May 15, 2006;

(b)	Annual report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 29, 2006; and

(c)	Current reports on Form 8-K dated May 19, 2006 filed May 24, 2006; dated May 9, 2006 filed May 9, 2006; dated May 1, 2006 filed May 5, 2006; and, dated March 20, 2006 filed March 20, 2006.

(18)	This document was filed as an exhibit to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on July 23, 2004, and is incorporated herein by this reference.

(19)	The consent is included in Exhibit 5.1.

Financial Statement Schedules

Schedule II – Valuation and Qualifying Accounts, is presented in UCN’s annual report on Form 10-K for the year ended December 31, 2005, which is incorporated herein as an exhibit.

ITEM 17.	UNDERTAKINGS

A.	The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bluffdale, State of Utah, on June 23, 2006.

UCN, INC.

By	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer (Principal Executive Officer)

By	/s/ Brian S Moroney
Brian S Moroney, Chief Financial Officer (Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Theodore Stern Theodore Stern, Director	Date: June 23, 2006

/s/ Steve Barnett Steve Barnett, Director	Date: June 23, 2006

/s/ Blake O. Fisher, Jr. Blake O. Fisher, Jr., Director	Date: June 23, 2006

/s/ Paul F. Koeppe Paul F. Koeppe, Director	Date: June 23, 2006

/s/ Paul Jarman Paul Jarman, Director	Date: June 23, 2006